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                                                                    EXHIBIT 14.2

                           METRETEK TECHNOLOGIES, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

                             ADOPTED MARCH 25, 2004

INTRODUCTION

         This Code of Business Conduct and Ethics (this "Code") of Metretek Technologies, Inc. (the "Company") covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of the Company. All of our directors, officers and employees are required to conduct themselves in accordance with this Code and to seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company's agents and representatives, including consultants.

         This Code sets forth basic principles to guide the Company's directors, officers and employees and to promote:

         - Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - Full, fair, accurate, timely and understandable disclosure in the Company's annual and quarterly reports and in other public communications made by the Company;

         - Compliance with applicable governmental laws, rules and regulations; and

         - The prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code and the underlying Company policies and procedures that are incorporated into this Code.

         Although it is unlikely, if a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

         Those who violate this Code and Company policies will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code or any Company policy, follow the guidelines described in the "Compliance Procedures" section below.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All directors, officers and employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all directors, officers and employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

         If requested, the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws. Strict compliance with the law is mandatory. Laws and regulations sometimes may be ambiguous and difficult to interpret. In such instances, contact your supervisor for guidance so that we can ensure our compliance with applicable laws and regulations.

CONFLICTS OF INTEREST

         The Company requires its directors, officers, employees, consultants, representatives and agents to avoid conflicts of interest, or even the appearance of such, between their obligations to the Company and their personal affairs. None of these persons shall have an interest, position or relationship with any person, firm or corporation with whom the Company does business or competes, if such interest, position or relationship would influence or might be likely to influence the actions of such individual in the performance of his or her duties. A conflict of interest generally exists when a director, officer, employee, consultant, representative, or agent has a direct or indirect personal interest in a

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transaction or situation that affects or appears to affect his or her judgment and divides his or her loyalties between two or more competing interests. A conflict can arise when one takes action or has an interest that may make it difficult to perform his or her Company work objectively and effectively.

         It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

         Conflicts of interest are prohibited as a matter of Company policy, except as may be approved in accordance with guidelines adopted by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in the "Compliance Procedures" section of this Code.

INSIDER TRADING

         Directors, officers and employees are expected to comply fully with federal and state securities laws with respect to the disclosure of "material" corporate information and with respect to "insider" trading in the Company's securities. These laws provide substantial civil and criminal penalties for individuals who fail to comply. Any questions about compliance with these laws should be referred to your supervisor, the Company's Chief Financial Officer or the Company's outside legal counsel. Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. An "insider" includes not only directors and officers but also anyone else who possesses material and information that has not been disclosed to the general public.

CORPORATE OPPORTUNITIES

         Directors, officers and employees are prohibited from personally taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information, or position for improper personal gain, and no director, officer or employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

COMPETITION AND FAIR DEALING

         We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with you supervisor any gifts or proposed gifts which you are not certain are appropriate.

DISCRIMINATION AND HARASSMENT

         The Company is committed to fair employment practices, including the prohibition against all forms of illegal discrimination and harassment. By providing equal access and fair treatment to all employees based on merit, we improve the Company's success while enhancing the progress of individuals and the communities where our businesses are located. The Company is also committed to compliance with the applicable labor and employment laws wherever it operates. That includes observing those laws that pertain to freedom of association, privacy, recognition of the right to

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engage in collective bargaining, and those laws that pertain to the elimination of any improper employment discrimination.

ENVIRONMENTAL, HEALTH AND SAFETY

         The Company strives to protect the environment and the health and safety of its employees. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

         Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

RECORD-KEEPING

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, as your supervisor or your controller.

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

         Company policy mandates compliance with the Foreign Corrupt Practices Act (the FCPA) Company employees, consultants and representatives are required to adhere to the antibribery and internal accounting control provisions of the FCPA and of our policy to ensure that no improper gifts, business courtesies or offers of anything of value are provided to foreign government officials. Company policy also generally prohibits offers of business courtesies to U. S Government personnel, with very limited exceptions, and required compliance with the Anti-Kickback Act concerning Company contracting and subcontracting relationships under U.S. government contracts.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult with your supervisor, or the Company's Chief Financial Officer.

CONFIDENTIALITY

         Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Company, or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment or other service ends

PROTECTION AND PROPER USE OF COMPANY ASSETS

         All directors, officers and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non Company business, though incidental personal use may be permitted.

         The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

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FINANCIAL INTEGRITY

         The use of Company funds or assets for any unethical purpose is prohibited. No undisclosed or unrecorded fund or asset of the Company shall be maintained or established for any purpose. No false entries shall be made on the books or records of the Company or its subsidiaries for any reason. For example, hourly billing of time by consultants and order entries by sales administrators shall be made accurately. No documents shall be altered nor shall they be signed by those lacking proper authority. No payment on behalf of the Company shall be made or approved with the understanding that it will be used, or might be used, for something other than the stated purpose. The Company's financial books, records, and statements properly shall document all assets and liabilities, accurately shall reflect all transactions of the corporation, and shall be retained in accordance with the Company's record retention policies and all applicable laws and regulations.

PAYMENTS TO GOVERNMENT PERSONNEL

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

         In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

OBSERVANCE OF LAW

         Obedience of law is the Company's policy. No plan of profit or expediency will excuse any evasion of the letter or intent of this policy. It is the obligation of the Company, its directors, officers and employees, to conduct the Company's business with due regard for all applicable local, state, federal, and foreign laws.

CHANGES TO AND WAIVERS FROM THE CODE OF BUSINESS CONDUCT AND ETHICS

         Any change to, or waiver of, this Code for any director or executive officer (including the principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions) may be made only by the Audit Committee of the Board of Directors. Such changes and waivers will be promptly disclosed as required by law or stock exchange regulation

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR VIOLATIONS OF THE CODE

         Directors, officers and employees are encouraged to talk to managers, supervisors, officers or other appropriate persons about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. It is the Company's policy not to allow retaliation for reports of misconduct by others made in good faith by employees, officers or directors. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

         Directors, officers and employees must read the Company's "Employee Complaint Procedures for Accounting and Auditing Matters", which describes procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Any director, officer and employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

         Directors, officers and employees shall promptly bring to the attention of the Company's Chief Executive Officer, Chief Financial Officer, the Audit Committee, or any combination of them, as appropriate, any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any employee, officer or director of the Company, as well as any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, or any of its agents.

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COMPLIANCE PROCEDURES

         We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

              - Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

              - Ask yourself: What specifically am I being asked to do? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

              - Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get other involved and discuss the problem.

              - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

              - Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with a senior manager or an officer of the Company.

              - You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

              - Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

         The process and procedures that have been established by the Audit Committee of the Board of Directors for the receipt, retention and treatment of such complaints and the confidential, anonymous submission of such concerns, are set forth in detail in the Company's "Employee Complaint Procedures for Accounting and Auditing Matters."